EXHIBIT 10.89

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Severance Agreement”) is between USEC Inc., a Delaware corporation (“USEC” or the “Company”) and Lisa E. Gordon-Hagerty (“Executive”) (USEC and Executive being sometimes referred to herein individually as the “Party” and collectively as the “Parties”).

WHEREAS, pursuant to an employment agreement dated as of December 15, 2003 (the “Employment Agreement”) Executive has been employed by USEC in the capacity of Executive Vice President and Chief Operating Officer;

WHEREAS, the Company has determined to realign its operations and eliminate the position of Executive Vice President and Chief Operating Officer, and, as a result, Executive and the Company have agreed that Executive’s services are no longer required by the Company; and

WHEREAS, in exchange for, among other things, Executive’s full release of claims against the Company and the other covenants and agreements contained herein, the Company hereby offers Executive the severance package described in this Severance Agreement, which severance package is in addition to certain severance and other benefits provided to Executive pursuant to the Employment Agreement in the event of a termination of employment;

NOW THEREFORE, IT IS HEREBY AGREED by and between Executive and USEC as follows:

1. CHANGE IN EXECUTIVE’S DUTIES Notwithstanding anything to the contrary in Section 2 of the Employment Agreement, the Parties agree that (a) Executive’s employment shall be terminated effective as of September 30, 2005 and (b) from September 7, 2005 until September 30, 2005, Executive’s duties shall be limited to facilitating the transition of her duties and responsibilities and accordingly, effective as of September 7, 2005, Executive shall no longer serve as the Executive Vice President and Chief Operating Officer of the Company or as an officer or director of any direct or indirect subsidiary of the Company or as a member of any committee or other governing body of the Company or of any direct or indirect subsidiary of the Company.

2. EXECUTIVE’S TERMINATION UNDER THE EMPLOYMENT AGREEMENT

(a) The Parties agree that, in accordance with Section 4(b) of the Employment Agreement, as of the Date of Termination, Executive is terminated by the Company without Cause (as such term is defined in the Employment Agreement). Executive acknowledges and agrees that the delivery to Executive by the Company of this Severance Agreement constitutes full and proper notice under Section 4(d) of the Employment Agreement and hereby irrevocably waives any additional requirements for Notice of Termination in connection with Executive’s termination without Cause pursuant to Section 4(d) of the Employment Agreement. Notwithstanding anything to the contrary in Section 4(e) of the Employment Agreement, the Parties acknowledge and agree that the Executive’s “Date of Termination” for purposes of the Employment Agreement and this Severance Agreement shall be September 30, 2005. Executive acknowledges and agrees that the provisions of the Employment Agreement that survive termination of employment, including but not limited to Section 9 (relating to confidential information, non-solicitation and non-competition), remain in full force and effect following the Date of Termination and are not affected by this Severance Agreement.

(b) The Parties acknowledge and agree that, pursuant to the terms of Sections 5(a)(i) and (ii) of the Employment Agreement, the Company shall pay to Executive, within ten (10) days of the Date of Termination, a lump sum amount equal to $1,158,336 plus any outstanding portion of Executive’s earned Annual Base Salary through the Date of Termination and any accrued vacation pay to the extent not previously paid, minus any federal, state and local taxes required to be withheld pursuant to any applicable law or regulation or otherwise authorized by Executive. Executive agrees this represents full payment of all amounts due by the Company to Executive under Sections 5(a)(i) and (ii) of the Employment Agreement. The Parties further acknowledge and agree that, pursuant to and in accordance with the terms of Section 5(a)(iii) and Section 5(a)(iv) of the Employment Agreement, the Company shall continue to provide to Executive, for the period specified in Section 5(a)(iii) of the Employment Agreement, any life, disability, accident and/or health insurance that she was receiving immediately prior to the Date of Termination, and Executive’s stock options (vested or nonvested) shall become exercisable and shall remain exercisable for one year (but not exceeding the term of the stock options) and all restrictions pertaining to restricted stock shall lapse on the Date of Termination.

(c) The Parties acknowledge and agree that, in accordance with Section 3(e) of the Employment Agreement, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in the performance of her duties under the Employment Agreement in accordance with policies applicable to employees of the Company at the time of the expenses. The Parties agree that prior to the Date of Termination, Executive shall submit any unsubmitted expenses for which Executive is entitled to reimbursement in accordance with the Company’s policies and the Company shall make payment to Executive for such expenses within ten (10) days of the Date of Termination. Notwithstanding the foregoing, the Company agrees that within thirty (30) days of submission of appropriate documentation, and consistent with the Company’s policies for travel expense reimbursement, it shall also reimburse Executive for reasonable expenses incurred by Executive in attending Fortune magazine’s “Most Powerful Women Summit” in Pasadena, California on November 7-9, 2005; it being understood and agreed that Executive shall not be participating in such conference on behalf of the Company and shall not hold herself out as a representative or agent of the Company.

3. ADDITONAL SEVERANCE BENEFITS.

(a) In addition to the benefits provided under the Employment Agreement and in full consideration of Executive’s execution of this Severance Agreement, and Executive’s agreement to be legally bound by its terms, the Company agrees:

(i) to provide Executive with up to six (6) months of outplacement counseling and services through a provider retained by the Company or a provider selected by Executive, provided that the cost, which shall be paid monthly, shall not exceed $15,000 in the aggregate, and in no event will the Company be obligated to provide cash in lieu of any outplacement services;

(ii) to pay the Executive’s share of costs to continue Executive’s life, disability, accident and health insurance benefits provided under Section 5(a)(iii) of the Employment Agreement for the period of time for which such benefits are provided pursuant to Section 5(a)(iii) of the Employment Agreement; and
(iii) to pay to Executive the RSU Payment described in Section 3(b) below on the date that payment is due with respect to restricted stock units granted to officers of the Company under the USEC Inc. 1999 Equity Incentive Plan, as amended, with respect to the performance period commencing on July 1, 2004 and ending on June 30, 2007 (the “2004-2007 Performance Period”) (which date of payment shall be promptly following the date on which the Company’s Compensation Committee shall have certified the extent to which the applicable performance goals have been obtained following the end of the 2004-2007 Period).

(b) The “RSU Payment” shall be an amount equal to (a) the amount payable at such time with respect to a target number of 62,288 restricted stock units multiplied by the “Performance Adjustment” determined by the Compensation Committee in its sole discretion at the end of the 2004-2007 Period based on the Compensation Committee’s determination of the extent to which the applicable performance goals have been obtained (which Performance Adjustment shall be between 0% and 150%), multiplied by (b) a fraction, the numerator of which is the number of days from and including July 1, 2004 through the Date of Termination and the denominator of which is 1096. Notwithstanding the foregoing, the Parties acknowledge and agree that the RSU Payment shall be subject to the terms of the USEC Inc. 1999 Equity Incentive Plan, as may be amended and/or restated from time to time by the Company.

(c) Executive acknowledges and agrees that the Additional Severance Benefits provided in Section 3(a) constitute consideration that, but for the mutual covenants set forth in this Severance Agreement, the Company otherwise would not be obligated to provide to Executive and that, except for the payments and benefits described in Sections 2 and 3 of this Severance Agreement, the Company is under no obligation whatsoever to provide any other benefits or to make any other severance payment to Executive pursuant to the Employment Agreement or otherwise.

4. GENERAL RELEASE. Executive, for and in consideration of the undertakings of the Company set forth herein, and intending to be legally bound, does hereby remise, release, and forever discharge USEC and its subsidiaries, affiliates, and their officers, directors, shareholders, executives and agents, their respective successors and assigns, heirs, executors, and administrators (herein referred to collectively as “Releasees”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or which Executive or Executive’s heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment with USEC up to and including the date of this Severance Agreement, and particularly, but without limitation, any claims arising from or relating in any way to the Employment Agreement, Executive’s employment relationship or the termination of Executive’s employment relationship with USEC, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including, but not limited to, the United States Constitution, the Maryland Constitution, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Workers Retraining and Notification Act of 1988, as amended, the Rehabilitation Act of 1973, as amended, the Executive Retirement Income Security Act of 1974, as amended, Section 211 of the Energy Reorganization Act of 1974, as amended, the Maryland Human Rights Act, as amended or any other federal or state law or regulation.

5. NO DISPARAGEMENTS. Executive agrees that, subject to the provisions of Section 9 below, Executive shall not make any oral or written, public or private statements that are disparaging of the Company, its parents, subsidiaries or affiliates, or any of their respective present or former officers, directors, agents, employees, successors or assigns. The Company agrees that, subject to compliance with applicable law and regulations, it will instruct its executive officers and members of its Board of Directors not to make any oral or written, public or private statements that are disparaging of Executive or Executive’s work for the Company, its parents, subsidiaries or affiliates.

6. RETURN OF COMPANY’S DOCUMENTS AND PROPERTY. Executive agrees to return, on or before the Date of Termination, and at Executive’s expense, all originals and copies of records, documents, proposals, notes, lists, files and any and all other materials, including, without limitation, computerized and/or electronic information, that refer, relate or otherwise pertain to the Company, or any and all of the Company’s parents, subsidiaries or affiliates, or any of their respective officers, directors, shareholders, agents, Executives, and successors or assigns, and any and all business dealings of said persons and entities (“Company Documents”). In addition, Executive shall return to the Company all Company property or equipment that Executive has been issued during the course of Executive’s employment or which Executive otherwise currently possesses. Executive is not authorized to retain any Company Documents or Company property or equipment.

7. PERMANENT SEPARATION. Executive hereby recognizes and agrees that Executive’s employment relationship with Releasees has been permanently and irrevocably severed as of the Date of Termination and that Releasees have no obligation, contractual or otherwise, to hire, rehire or re-employ Executive in the future.

8. NON-ADMISSION OF LIABILITY. Nothing in this Severance Agreement shall be construed as an admission of liability or violation of federal, state or local statute or regulation, or of any duty owed by Executive or the Releasees; rather, Executive and the Releasees are resolving all matters arising out of their employer-Executive relationship and/or any other relationship between Executive and the Releasees, as to each of which each of the Releasees and Executive deny any liability.

9. NUCLEAR, WORKPLACE, PUBLIC SAFETY AND SARBANES-OXLEY CONCERNS. Executive understands and acknowledges that nothing in this Severance Agreement prohibits, penalizes, or otherwise discourages Executive from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency. Executive further understands and acknowledges that nothing in the provisions of this Severance Agreement conditions or restricts Executive’s communication with, or full cooperation in proceedings or investigations by, any federal or state agency. Executive also understands and acknowledges that nothing in this Severance Agreement shall be construed to prohibit him from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A or Section 211 of the Energy Reorganization Act of 1974, as amended.

10. REVIEW AND REVOCATION PERIOD.

(a) Executive hereby certifies that Executive has read the terms of this Severance Agreement, that Executive has been informed by the Company that Executive should discuss this Severance Agreement with an attorney of Executive’s own choice, that Executive in fact has consulted with her attorney on this matter, and that Executive understands its terms and effects. Executive further certifies that Executive has the intention of releasing all claims recited herein in exchange for the consideration described herein, which Executive acknowledges as adequate and satisfactory to Executive.

(b) Executive hereby certifies that Executive is signing and entering into this Severance Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Severance Agreement.

(c) Executive acknowledges that Executive has been given the right to consider this Severance Agreement for a period of at least forty-five (45) days prior to entering into the Severance Agreement. Executive further understands that Executive may take as much of this 45-day period of time to consider this Severance Agreement as Executive wishes before signing this Severance Agreement, and Executive expressly acknowledges that Executive has taken sufficient time to consider this Severance Agreement before signing it.

(d) Executive further acknowledges that Executive has the right to revoke this Severance Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax to the Company, Attention Richard Rowland (fax no. 301-564-3203). This Severance Agreement will not become effective or binding on the parties until the eighth (8th) day after it is signed by Executive. Executive understands that if Executive revokes the Severance Agreement under this paragraph, this Severance Agreement will become null and void and Executive will not be entitled to any additional benefits conferred by this Severance Agreement including the payments and benefits set forth in Section 3.

(e) Executive acknowledges that Executive has been previously informed in writing by the Company of the criteria for eligibility for the separation benefits for which Executive is eligible, and which Executive will receive as a result of entering into this Severance Agreement. Executive certifies that she has been informed that in order to be eligible for such separation benefits, individuals must have been separated by the Company in connection with the September, 2005 reduction-in-force. Executive certifies that the Company has provided her in writing, information concerning (i) the group of individuals covered by this employment termination program by job title, and (ii) the job titles and ages of individuals selected for the program and of individuals who were not selected for the program.

11. SEVERABILITY. While the provisions contained in this Severance Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstance for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

12. EMPLOYMENT AGREEMENT; ENTIRE AGREEMENT; MODIFICATION. Except as specifically provided in this Severance Agreement, the terms and conditions of the Employment Agreement shall remain unchanged. In the event of a conflict, the terms and conditions of this Severance Agreement shall govern. This Severance Agreement constitutes the entire understanding of the Parties regarding the subject matter hereof and may not be modified without the express written consent of the Parties. This Severance Agreement supersedes all prior written and/or oral and all contemporaneous written and/or oral agreements, understandings and negotiations regarding the subject matter hereof.

13. SEC REPORTING REQUIREMENTS. Executive agrees that Executive will comply with all reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, applicable to a former Section 16 reporting officer.

14. GOVERNING LAW; CONSENT TO JURISDICTION. This Severance Agreement and any disputes arising there from shall be governed by the laws of the State of Maryland and
Executive hereby agrees to submit to the jurisdiction of the courts of the State of Maryland for any claims arising under this Severance Agreement.

PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed and delivered the foregoing Severance Agreement and General Release this 12th day of September, 2005.

USEC Inc.	EXECUTIVE:

By: /s/ Lance Wright	/s/ Lisa E. Gordon-Hagerty

Title: SVP, Human Resources & Administration	Lisa E. Gordon-Hagerty

Date: September 12, 2005	Date: September 12, 2005